Exhibit 10.3

BKV CORPORATION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is effective as of the 3rd day of February, 2025 (“Effective Date”), regardless of the date the Agreement is executed, by and between BKV Corporation, a Delaware Corporation (hereinafter referred to as “Employer” or “Company”), and Eric Jacobsen (hereinafter referred to as “Employee”). Collectively, Employer and Employee shall be referred to as the “Parties.”

A.	Employer has employed Employee as its Chief Operating Officer pursuant to that certain Employment Agreement, effective as of February 18, 2020, by and between Employee and Kalnin Ventures, LLC, a Delaware limited liability company (the “Prior Agreement”), and the Parties wish to amend and restate the Prior Agreement in its entirety.

B.	Employer desires to engage Employee in the position of President – Upstream, based in Denver, Colorado.

C.	Employee is willing to be employed by Employer, and Employer is willing to employ Employee, on the terms and conditions set forth herein.

D.	In consideration of the mutual covenants and promises of the Parties hereto, Employer and Employee agree as follows:

1.     Agreement to Employ and be Employed: Employer hereby agrees to employ Employee and Employee hereby accepts and agrees to such employment.

2.    At-Will Employment: Employee’s employment is at-will. Nothing in this Agreement guarantees Employee employment with Employer for any specific period. This means that, subject to the provisions of this Agreement, Employer may terminate employee at any time with no advance notice, procedure, or formality and for any lawful reason. Similarly, subject to the provisions of this Agreement, Employee may resign his employment at any time and for any reason.

3.    Description of Employee’s Duties: Employee will be employed as President – Upstream. Employee’s job duties are set forth in Exhibit 1. The position is exempt from overtime under both state and federal laws and regulations.

4.     Manner of Performance of Employee’s Duties: Employee shall be a full-time employee of Employer, shall devote his best efforts and entire business time, attention, and services exclusively to the business and affairs of Employer, and shall perform his duties as set forth in Exhibit 1 with fidelity and to the best of his ability, experience, and talent. Employee shall also perform the duties of his position to the reasonable satisfaction of Employer.

Employee will not engage in the performance of services for any other business or entity during the term of this Agreement.

5.    Compensation: In consideration of the services to be provided by Employer during employment, Employer shall compensate Employee as follows:

a.	During his employment, Employee shall receive the equivalent of an annual base salary of Five Hundred and Twenty-Five Thousand U.S. Dollars ($525,000.00), less applicable payroll deductions and required taxes and withholdings (“Base Compensation”), with partial periods prorated. Employee’s Base Compensation shall be payable in equal periodic installments according to Employer’s customary payroll practice. The Base Compensation is based on and intended to compensate Employee for all hours worked.

b.	During his employment, Employee may participate in Employer benefit plans and programs described in the attached Exhibit 2, to the extent that Employer maintains such plans or programs and in accordance with the eligibility and participation criteria applicable to each such plan or program. Employee acknowledges that Employer has the right to change, modify, or eliminate benefits provided to its employees from time to time in Employer’s sole discretion without notice to employees. As such, Employee acknowledges and agrees that this Agreement does not create a specific entitlement to any benefits, and that Employee will receive benefits at the same level as similarly situated employees of Employer.

c.	During his employment, Employee may also, in Employer’s sole discretion, receive compensation each calendar year in addition to his Base Compensation. Such additional compensation will be paid, if at all, in the form of an annual bonus (“Annual Target Bonus”), which Employer intends to fall between zero percent and ninety-five percent (0-95%) of the annual Base Compensation. The availability of any bonus will be determined based upon Employer’s performance and will consider Employee’s individual effort and satisfactory achievement of established performance goals. Any such Annual Target Bonus (if any) will be paid to Employee, in full, less applicable payroll deductions and required taxes and withholdings, not later than March 15 of the calendar year following the calendar year during which Employee performed the services that gave rise to that bonus. The bonus would be pro-rated based on Employee’s hire date.

Nothing in this provision (c) is intended to guarantee Employee the payment of a bonus in any amount.

d.	Paid Time Off (PTO). PTO includes vacation, sick, personal time, etc. Employee is eligible to accrue up to 30 days of PTO per year. Paid time off is accrued on a pro-rata basis at the rate of 1.15 days/Bi-Weekly throughout the year. Under Employer’s policy, employees do not accrue PTO once they have earned their maximum paid time off hours per year. The accrual will resume once the amount of accrued PTO is less than the maximum possible accrual. Available PTO will automatically carry over into the new calendar year. Up to 10 days of accrued, unused paid time off will be paid out upon separation, unless otherwise required by law. Advanced but unaccrued paid time off will be deducted from an employee’s final paycheck to the extent permitted by law and Employee hereby authorizes such deduction in accordance with applicable law and waives the right to presentment, notice and protest.

e.	Retention Bonus. In consideration of Employee continuing to provide services pursuant to, and in compliance with, the Agreement, Company shall pay Employee an amount equal to One Million U.S. Dollars ($1,000,000) (the “Retention Bonus”), less applicable payroll deductions and required taxes and withholdings, on March 1, 2025; provided that, if, Employee’s employment with Company terminates for any reason prior to the second (2nd) anniversary of the Effective Date other than a termination by the Company without Cause (the “Retention Period”), or Employee breaches any of the material terms and conditions set forth in this Agreement during the Retention Period, Employee shall immediately repay the Retention Bonus to Company. Notwithstanding the foregoing, if, following a Change in Control, Company terminates Employee without Cause, Employee shall retain the entire Retention Bonus. For purposes of this Agreement, “Change in Control” shall have the meaning ascribed to such term in the BKV Corporation 2024 Equity and Incentive Compensation Plan.

f.	Long-Term Incentive. In addition, during Employee’s employment, subject to final management and Compensation Committee of the Employer’s Board of Directors approval, Employee shall be eligible to participate in the Employer’s Long-Term Incentive Program (“LTIP”) pursuant to the terms of the LTIP and grant agreements approved by the Compensation Committee. For the 2025 financial year of the Employer, subject to the approval of the Compensation Committee of the Employer’s Board of Directors, Employee shall be granted an equity award under the LTIP that, on the date of grant, is valued at approximately Two Million U.S. Dollars ($2,000,000) (“Annual LTI Grant”), with performance-based equity awards valued at target performance levels.

6.     Protection of Trade Secrets and Confidential Information: Whereas Company engages in natural gas exploration and production to produce low impact, sustainable carbon-based energy, Employee acknowledges that, in the course of performing and fulfilling Employee’s duties hereunder, Employee may have access to and be entrusted with nonpublic information, substantial trade secrets, confidential information, and important opportunities and benefits belonging to, developed by, licensed by, or otherwise in the possession of, Company, its Affiliates or its clients. “Affiliate” is defined as all parent, sister and subsidiary companies.

a.	Employee understands and acknowledges that Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its intellectual property and other resources, training its employees, and improving its business offerings. Employee understands and acknowledges that as a result of these efforts, Company has created, and continues to use and create Confidential Information and trade secrets that provide the Company with a competitive advantage over others in the marketplace. Employee acknowledges and agrees that, during the course of Employee’s employment with Company, Employee will have access to and learn about Company Confidential Information and trade secrets. Employee acknowledges and agrees that Company is in a highly competitive business and that the Confidential Information and trade secrets of Company as set forth herein would give a competing business an unfair advantage against Company if such Confidential Information or trade secrets were disclosed to a competing business.

b.	Employee understands that “Confidential Information” means any of Company’s and its Affiliates’ confidential and proprietary information including, without limitation, (i) information not generally known outside Company such as information that is unique to the Company, (ii) any information, processes, plans, data calculations, software storage media or other compilation of information, patents, patent applications, copyrights, “know-how,” trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, any portion or phase of any scientific or technical information, ideas, discoveries, designs, inventions, creative works, computer programs (including source of object codes), processes, formulae, improvements or other proprietary or intellectual property of the Employer, whether or not in written or tangible form, and whether or not registered or labeled as confidential, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof, and (iii) any trade secret information as defined in the Colorado Uniform Trade Secrets Act, C.R.S. § 7-74-101 et seq. or other applicable state law. Employee further understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used, or that is customarily treated as confidential or proprietary by the Company. Employee understands and agrees that Confidential Information includes information developed by Employee in the course of Employee’s employment by the Company as if the Company furnished the same Confidential Information to Employee in the first instance. Employee further understands that Confidential Information does not include any of the items listed in this Section 6.b. which arise from Employee’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public or has become publicly known through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved, or information that Employee otherwise has a right to disclose as legally protected conduct.

c.	Employee agrees at all times during the term of Employee’s employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of Company, and not to disclose, copy, or disseminate to any person, firm or corporation, any Confidential Information of Company, regardless of the medium on which the Confidential Information is stored (hard copy, electronic, or other format). This provision does not prohibit disclosure of information that arises from Employee’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that Employee otherwise has a right to disclose as legally protected conduct. At the request of Employer, Employee agrees to deliver to Employer, at any time during Employee’s employment, or thereafter, all Confidential Information which Employee may possess or control.

d.	Employee understands and acknowledges that nothing in this Agreement shall be construed to prohibit Employee from (i) communicating with, filing a charge or complaint with, responding to an inquiry from, participating in an investigation or proceeding conducted by, providing testimony to, or reporting violations of law or regulation to the Securities and Exchange Commission, the Financial Industry Regulation Authority, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, or any other federal, state, or local governmental authority or agency, including, but not limited to, regarding this Agreement or otherwise, and including providing documents or other information to such agency without notice to Company, (ii) truthfully responding to or complying with a subpoena, court order, or other legal process (a) when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or (b) when doing so is necessary to prosecute Employee’s rights against Company or to defend Employee against any allegations, or (iii) exercising any rights Employee may have under applicable labor laws to engage in concerted activity with other employees. For the avoidance of doubt, nothing herein shall limit Employee’s eligibility to receive an award out of monetary sanctions collected by any governmental authority or agency as provided by applicable whistleblower programs. Under the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b) (the “DTSA”), persons who disclose trade secrets in connection with lawsuits or other proceedings under seal (including lawsuits alleging retaliation), or in confidence to a federal, state or local government official, or attorney, solely for the purpose of reporting or investigating a suspected violation of law, enjoy immunity from civil and criminal liability under state and federal trade secrets laws for such disclosure. Employee acknowledges that Employee has hereby received adequate notice of this immunity and that nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by the DTSA. “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to a court order.”

e.	Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order; provided, however, that in the event such disclosure is required by applicable law, Employee shall provide Employer with prompt written notice of such requirement, prior to making any disclosure, so that Employer may seek an appropriate protective order, and Employee only shall disclose information as necessary to comply with legal process. Nothing in this Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding, employees from discussing the terms and conditions of their employment with co-workers or union representatives, exercising their rights under Section 7 of the National Labor Relations Act, and/or exercising protected rights to the extent that such rights cannot be waived by agreement.

7.    Inventions, Ideas, and Other Intellectual Developments: In view of the purposes of Employer and the need to secure for Employer and/or Interested Parties (defined below) their right to Intellectual Developments (defined below) related to the business of Employer and/or such Interested Party, Employee understands that Employer must be in a position to use, assign, and otherwise dispose of Intellectual Developments made by its staff members and employees. Accordingly, Employee shall promptly disclose to Employer and, when requested, furnish to Employer a complete record of every discovery, invention, improvement, innovation, design, analysis, reports, drawings, copyright, intellectual property right and other definite and useful idea or compilation of information of value (individually and collectively an “Intellectual Development”), which Employee may make or originate, individually or with others, at any time during the term of Employee’s employment by Employer. Employee hereby assigns to Employer or its nominee the entire rights throughout the world to such Intellectual Developments which relate to the current or potential business or activities of Employer or any Interested Parties or which results from Employee’s work with Employer. The term “Interested Parties” means any person having a business relationship with Company where the relationship gives rise to a claim by that person to some interest in Intellectual Developments made by employees and associates of Employer or its Affiliates.

8.    Cooperation: Employee shall fully cooperate with Employer or its designees in securing, in the name of Company or its designees, rights with respect to the Intellectual Developments described in Section 7 above, in all countries. Employee shall promptly execute and deliver such documents and take all other actions as Employer may request in order to enable Employer or its designees to accomplish the above, at any time during or after Employee’s employment.

9.    Shop Rights and Holdover: Employee agrees that Employer or its designees shall be entitled to shop rights to any Intellectual Developments conceived or made by Employee that is not related to the Employer’s trade secrets and/or Confidential Information but conceived or made on Company time or with the use of Employer’s facilities or materials. Employee further agrees that any Intellectual Developments related to Employer’s trade secrets and/or Confidential Information described by Employee in a patent, service mark, trademark, or copyright application, disclosed by Employee in any manner to a third person, or created by Employee or Employee’s affiliates or any person with whom Employee has any business, financial or confidential relationship, within one (1) year after cessation of Employee’s employment with Employer for any reason, was conceived or made by Employee during Employee’s employment with Employer and is therefore the sole property of Employer or its designees.

10.  Information and Testimony: For a period of time up to five years from Employee’s last date of employment with Employer, Employee shall, without expense to Employee, give such true information and testimony at reasonable times and places upon prior notice, under oath if requested, as may be requested by Employer or its designees relative to any Intellectual Development described in Section 7 above.

11.  Restrictive Covenant: Because Employee will be provided with proprietary, confidential, and trade secret information, Employee shall not, during his employment:

a.	enter into, own, manage, operate, control, be employed with, or engage, as an employee, associate, officer, director, shareholder, partner or in any other capacity, on behalf of any association, enterprise, company, or firm that provides services or products in competition with Employer;

b.	directly or indirectly solicit or attempt to solicit the business of any client or customer or active customer prospect of Employer or any of its Affiliates for his own benefit or that of any third person or organization; and

c.	directly or indirectly induce any employee or contractor of Employer or any of its Affiliates to leave his or his employment or independent contract with Employer or any of its Affiliates.

12.  Non-Disparagement: Employee agrees that at any time during his employment with Employer and at any time thereafter, Employee shall not, except in the good faith commission of his duties and responsibilities, make, or cause or assist any other person to make, any statement or other communication that impugns or attacks, or is otherwise critical to the reputation, business or character of Employer or any of its officers, directors, members, managers, employees, products or services.

13.  Non-Competition and Non-Solicitation of Business/Customers: In order to protect Company’s trade secrets and to the extent permissible under applicable law, including the satisfaction of any applicable compensation requirements, and in exchange for the termination payment described in Section 16 below, for a period of twenty-four (24) months following termination of Employee’s employment, for any reason, Employee agrees not to (a) enter into or engage in any business which competes with Company or any of its subsidiaries or Affiliates (“Company Group”) within the States of Pennsylvania, Colorado, Texas, Louisiana, and any other state in which Company Group is operating any of its businesses as of Employee’s termination date (“Restricted Territory”) with such Restricted Territory to be determined in good faith by Company; (b) promote, manage or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with or is engaged in the same business as the Company Group within the Restricted Territory; (c) solicit any known customers, business, assets, investments or patronage (or customer, business, asset, investment or patronage prospects) for, or sell, any products or services in competition with or for any business that competes with the Company Group within the Restricted Territory; or (d) divert, entice or otherwise take away any known business, assets or investments or patronage (or customer, business, asset, investment or patronage prospects) of Company Group within the Restricted Territory. For purposes of this Section 13 Employee will be in violation of the non-compete provision set forth herein if Employee engages in any or all of the activities set forth herein directly as an individual on Employee’s own account or indirectly as a partner, joint venture, employee, agent, salesperson, consultant, officers and/or director of any firm, association, partnership, corporation or other entity or as a shareholder of any corporation (or owner of any other type of equity interest in any other entity) in which Employee or Employee’s spouse, minor child, or parent sharing the same household as Employee owns, directly or indirectly, individually or in the aggregate, more than 1% of the outstanding stock or other equity interests or rights to distributions. If it is judicially determined or by consent of Employee that Employee has violated this Section 13 and Company obtains an order, injunction or other equitable relief, then the period applicable to each obligation that Employee has been determined to have violated will be automatically extended by a period of time equal in length to the period during which such violation occurred. Employee agrees and acknowledges that the covenants set forth in this Section 13 are for the protection of Company’s Confidential Information and trade secrets as addressed above in Section 6 and that it is no broader than is reasonably necessary to protect Company’s legitimate interest in protecting trade secrets.

14.  Reasonableness of Restraints, Irreparable Harm: Employee acknowledges that: (a) the agreements and covenants contained herein are reasonably necessary to protect the goodwill, Confidential Information, Intellectual Developments, trade secrets, and other business interests of Employer; (b) any breach of the covenants contained herein will cause Employer immediate irreparable harm for which injunctive relief would be necessary; (c) the covenants contained herein are essential and material elements of this Agreement and Employer would not have entered into this Agreement or permitted Employee to obtain employment or remain employed without those covenants being included in this Agreement; (d) Employee has had the opportunity to consult with and be advised by legal counsel concerning the reasonableness and propriety of the covenants contained herein; and (e) in the event of any violation or attempted violation of the covenants contained herein, Employer shall be entitled to a temporary restraining order, temporary or permanent injunctions, and other injunctive relief, without any showing of irreparable harm or damage or any need to post a bond, in addition to any other rights or remedies which may then be available to Employer. In addition to, but not instead of, any other legal or equitable remedies available to Employer, Employee hereby agrees to reimburse Employer for reasonable attorneys’ fees and costs incurred by Employer in the event Employer is successful in showing a violation or attempted violation of this Agreement as determined by a court of competent jurisdiction.

15.  No Existing Obligations: Employee represents that Employee: (a) is not subject to a confidentiality, trade secret, conflict of interest, or non-competition agreement with any former employer, contractor or third party; and (b) has no continuing obligations to any former employer, contractor or third party with respect to the ownership or assignment of any proprietary rights, including, but not limited to, inventions, ideas, copyrights, trade secrets or patents, including any such rights in information, or creations or materials Employee conceived or made, in whole or in part that will impact Employee’s services for Employer. Employee understands that any such agreement or obligation, as well as any trade secret and other property laws, may restrict Employee from using any secret or proprietary information that belongs to any former employer, contractor or third party, either for Employee’s own benefit or for anyone else’s benefit, including Employer. Employee also understands that Employee, or anyone else who uses or benefits from a third party’s proprietary information, may be liable to that third party; therefore, Employee agrees not to use any confidential, trade secret, or proprietary information that belongs to any former employer, contractor, or third party during the term of employment, either for Employee’s own benefit or to benefit Employer or any of its clients, customers, or affiliates.

16.  Termination of Employment and Severance Payment: Notwithstanding the at-will nature of Employee’s employment, (i) if Employee’s employment is terminated at any time after the Effective Date by Company without “Cause” as defined below; or (ii) if Employee resigns voluntarily at any time after the first (1st) anniversary of the Effective Date, provided Employee gives the Company not less than ninety (90) days prior written notice of his intention to voluntarily resign from the Company and provided Employee has not committed any action or inaction which would constitute “Cause” as defined below, in addition to the (a) payment of Employee’s Base Compensation, (b) payment for any unused, accrued PTO as of Employee’s termination date, and (c) reimbursement of any outstanding, reasonable business expenses incurred by Employee through the termination date, Employee will receive an amount equal to (d) Two Million U.S. Dollars ($2,000,000), plus (e) a pro-rated amount of Employee’s Annual Target Bonus (if any) for the calendar year in which Employee’s employment is so terminated (based on the number of days Employee was employed by Company during such calendar year), plus (f) any annual bonus for the year prior to the year in which the termination occurs that is earned but remains unpaid. The amounts described in (d) and (e) shall be payable fifty percent (50%) on the twelve (12)-month anniversary of Employee’s termination date and fifty percent (50%) on the twenty-four (24)-month anniversary of Employee’s termination date and the amount described in (f) shall be payable when such bonuses are normally paid (clauses (d), (e) and (f) collectively, the “Severance Payment”); provided, that (I) Employee timely executes a release agreement in a form satisfactory to the Company within the consideration period, which shall be no less than 45 days following such termination of employment and (II) Employee does not revoke such execution or signature within any revocation period. For the avoidance of doubt, the treatment of any outstanding equity awards granted to Employee upon the termination of Employee’s employment with the Company shall be subject to the terms and conditions set forth in the applicable equity award agreement and equity incentive plan. It is expressly understood that, in the event Employee breaches any of the covenants set forth in Sections 6 through 15, the Company’s obligations with respect to the Severance Payment shall cease and Employee shall immediately repay to the Company the full amount of any Severance Payments paid by the Company to Employee prior to the date of such breach. “Cause” means any of the following: (i) other than as a result of a disability, Employee’s willful failure to perform Employee’s duties; (ii) Employee’s willful engagement in misconduct which is injurious to the Company or any of its subsidiaries or Affiliates, monetarily or otherwise; (iii) Employee’s conviction of a crime (including a nolo contendere plea) involving, in the good faith of the Company, fraud, dishonesty or moral turpitude; (iv) the negligent performance of Employee’s duties; (v) Employee’s breach of any covenant set forth in this Agreement; or (vi) Employee’s breach of any material Company policy. For the avoidance of doubt, Employee will be considered to have been terminated for “Cause” if the Company determines in good faith that Employee engaged in an act constituting “Cause” even after a resignation by Employee.

17.  Internal Revenue Code Section 409A Compliance: Both Employee and the Company intend that all compensation or benefits paid under this Agreement are, to the maximum extent possible, exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) or, to the extent not exempt, comply with Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with such intention. Notwithstanding any other provision of this Agreement to the contrary, if any amount to be paid to Employee as a result of the termination of Employee’s employment pursuant to this Agreement is “deferred compensation” subject to Section 409A, then (a) such amount shall be payable only upon Employee’s “separation from service” (as defined under Section 409A) with the Company, and (b) if Employee is a “specified employee” (as defined under Section 409A) as of the date of Employee’s termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by the Company to Employee hereunder during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day following the six-month anniversary of the termination of Employee’s employment for any reason other than death. Any deferred compensation payments delayed in accordance with the terms of this Section 17 shall be paid in a lump sum when paid. In addition, both Employee and the Company agree to cooperate fully with one another and take other commercially reasonable actions necessary or appropriate to attempt to (a) exempt the payment of compensation or benefits from Section 409A and/or preserve the intended tax treatment of the payment of compensation or benefits provided under this Agreement, or (b) to ensure compliance with Section 409A, including, without limitation, adopting amendments to arrangements subject to Section 409A and operating such arrangements in compliance with Section 409A; provided, however, nothing in this Section 17 shall require Employee to reduce Employee’s compensation; provided, further, however, nothing in this Agreement shall constitute an agreement to indemnify, gross up or otherwise make Employee whole for any taxes imposed under Section 409A. For purposes of Section 409A, each payment of compensation or benefits that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment. Company does not make any representation as to whether any benefits, payments, or reimbursements under this Agreement satisfy the requirements of Section 409A or any exemption thereto.

18.  Right to Offset: Employee acknowledges and understands that Company shall have the right to offset any amounts owed by Employee to Company against any amounts payable by Company to Employee under this Agreement.

19.  Assignment: This Agreement may be assigned by Employer to any affiliated or successor employer without the consent of Employee, and so long as the affiliate or successor accepts the assignment, this Agreement will continue to be binding upon Employee. This Agreement may not be assigned by Employee.

20.  Severability: Each section of this Agreement shall be and remain separate from and independent of, and severable from, all and any other sections herein except where otherwise indicated by the context of the Agreement. To the extent any portion of this Agreement, or any portion of any provision of this Agreement is held to be invalid or unenforceable, it is the Parties’ express intent it shall be construed by severing, limiting and reducing it so as to be enforceable to the extent compatible with applicable law. All remaining provisions, and/or portions thereof, shall remain in full force and effect.

21.  Modification: Any modification of this Agreement or any additional obligation assumed by either Party in connection with this Agreement shall be in writing and signed by each Party.

22.  No Waiver: The failure of either Party to this Agreement to insist upon the performance of any terms and conditions or the waiver of any breach of any terms and conditions of this Agreement shall not be construed as thereafter waiving such terms and conditions, but the same shall continue to remain in full force and effect.

23.  Complete Agreement: This Agreement contains the complete agreement concerning the employment agreement between the Parties and supersedes any and all prior understandings and agreements between the Parties concerning the subject matter hereof. The Parties stipulate that neither has made any representation with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

24.  Interpretation of Agreement: The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Colorado, without regard to its conflict of law provisions. This Agreement shall be interpreted with all necessary changes in gender and in number as the context may require and shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

25.  Survival: The terms and provisions of this Agreement which, by their express or implicit terms, are intended to survive the cancellation, termination, or expiration of this Agreement and be enforceable to the extent necessary to carry out the rights or obligations of either Party under this Agreement.

26.  Resolution of Disputes: The Parties consent and agree that, except as set forth in this Section 26, any action or proceeding between them arising from this Agreement shall be exclusively referred to binding arbitration in Denver, Colorado in accordance with the rules of the Commercial Arbitration (“AAA”) Rules and Mediation Procedures before a single arbitrator selected by Employer. The decision of the arbitrator shall be final, non-appealable and binding upon the Parties and may be enforced in any court having jurisdiction thereof. The AAA Rules regarding discovery shall apply to arbitration under this Agreement. The Arbitrator selected according to this Agreement shall decide all discovery disputes. The Parties shall split the administrative cost of arbitration equally and each Party shall be responsible for the payment of its own respective legal fees. Claims WHERE mandatory arbitration is prohibited by a valid non-preempted law are explicitly excluded from this Arbitration provision. CLAIMS IN ARBITRATION SHALL BE FILED AND MAINTAINED ONLY ON AN INDIVIDUAL BASIS. EMPLOYEE MAY NOT FILE OR MAINTAIN ANY CLAIM IN ARBITRATION ON BEHALF OF OTHERS, COLLECTIVELY OR OTHERWISE, OR AS A NAMED PLAINTIFF/CLAIMANT OR MEMBER IN ANY PURPORTED CLASS, COLLECTIVE, OR REPRESENTATIVE PROCEEDING. THE ARBITRATOR MAY NOT CONSOLIDATE MORE THAN ONE PARTY’S CLAIMS, AND MAY NOT OTHERWISE PRESIDE OVER ANY FORM OF A COLLECTIVE, CLASS, OR REPRESENTATIVE ARBITRATION PROCEEDING. Notwithstanding the foregoing, any claim related to or arising under this Agreement shall be asserted exclusively in the state or federal courts of the State of Colorado, and Employee hereby expressly consents to the jurisdiction thereof.

27.  Notice: Notice shall be provided in writing via certified mail (return receipt requested), overnight courier or personal delivery to the address set forth below.

If to Employer:	If to Employee:

BKV Corporation
Attn: Human Resources	Eric Jacobsen
1200 17th Street, Suite 2100	[***]
Denver, CO 80202	[***]
Email: [***]	Email: [***]

With copy to:

BKV Corporation
Attn: Legal Department
1200 17th Street, Suite 2100
Denver, CO 80202

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement on the date or dates set forth below.

/s/ Christopher P. Kalnin		/s/ Eric Jacobsen
Christopher P. Kalnin, CEO		Eric Jacobsen
BKV Corporation

Date:	February 3, 2025	Date:	February 3, 2025

[Signature Page to Amended and Restated Employment Agreement]

EXHIBIT 1

Exempt
Full-time Position

EXHIBIT 2

Summary of Benefits Currently Offered by
BKV Corporation (“Employer”)